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CONSTELLATION BRANDS IS COMMENCING
A CASH TAKEOVER BID FOR VINCOR INTERNATIONAL

FAIRPORT, N.Y., Oct. 18, 2005 - Constellation Brands, Inc. (NYSE: STZ, ASX: CBR) today announced that it is commencing a cash takeover bid (the “offer”) for all of the outstanding common shares of Vincor International Inc. (TSX: VN) for C$31.00 (US$26.45) per share.

“We are convinced that our C$31 per share cash offer is fully priced based on the information available to us, and is the best alternative for Vincor’s shareholders, in terms of both value and certainty,” said Richard Sands, Constellation Brands chairman and chief executive officer. “Our offer represents a 39 percent premium to Vincor’s closing share price on Sept. 8, 2005, the day before we first proposed to acquire Vincor in a negotiated transaction. It provides substantial value to Vincor shareholders at a level well beyond what we believe Vincor could achieve on its own in the increasingly competitive global wine industry.”

"Vincor’s management and board of directors have rejected our efforts to complete a negotiated transaction.” Sands added, “If an auction process exists, as Vincor announced, we have been excluded from it. If Vincor has provided information to any other parties, we are entitled to the same information as any other bidder. By making this offer, we are ensuring Vincor’s shareholders have the right to choose an opportunity to realize superior, immediate and certain value for their shares.”

“We believe Constellation is the best buyer for Vincor and that it is in the best interests of Vincor’s shareholders, employees, suppliers and customers to consummate a transaction as soon as possible to limit any degradation of the business that may be caused by management prolonging this period of uncertainty,” stated Sands.

Constellation noted that its offer has been unanimously approved by its Board of Directors. Constellation’s offer is not conditional on financing or the completion of due diligence. The Company has received commitments for an all-debt financing that is sufficient to consummate the transaction.

Constellation expects the offer to commence on Thurs., Oct. 20, 2005, and it is scheduled to expire at 5:00 p.m. Toronto time on Mon., Nov. 28, 2005, unless extended. The offer contains certain conditions that are customary to transactions of this nature, including the valid tender, and non-withdrawal, of at least 66-2/3% of Vincor’s common shares and receipt of required regulatory consents and approvals.

Citigroup Global Markets Inc. is Constellation’s financial advisor for the offer. Osler, Hoskin & Harcourt LLP, Wachtell, Lipton, Rosen & Katz and Nixon Peabody LLP are the Company’s legal counsel. The information agent for the offer is Innisfree M&A Incorporated which may be contacted toll-free at 1-877-825-8772 (English speakers) or 1-877-825-8777 (French speakers). (Banks and brokers may call collect at 212-750-5833).

Investor Presentation and Conference Call

Constellation is posting a presentation related to the offer on its web site: www.cbrands.com under “Investors.” Constellation’s presentation is also being filed with the SEC and will be available at the SEC’s web site: www.sec.gov.

A conference call to discuss Constellation’s offer has been scheduled for Wed., Oct. 19, 2005, at 10:00 a.m. (Eastern). The conference call can be accessed by dialing (866) 425-6192 (U.S. dial-in) or (973) 582-2741 (international dial-in) and referencing conference ID number 6620111 beginning 10 minutes prior to the start of the call. A live listen-only web cast of the conference call, together with a copy of this media release, is available on the Internet at Constellation’s web site: www.cbrands.com under “Investors.”

Letter to Vincor Board

Constellation today sent the following letter to Mark L. Hilson, Chairman of the Board of Vincor, Donald L. Triggs, President and CEO of Vincor and Vincor’s Board of Directors:

October 18, 2005

Mr. Mark L. Hilson
Chairman of the Board
c/o Onex Corporation
161 Bay Street
P.O. Box 700
Toronto, Ontario M5J 2S1

Mr. Donald L. Triggs
President and CEO
Vincor International Inc.
441 Courtneypark Drive East
Mississauga, Ontario L5T 2V3

Dear Mark and Don:

We are writing you to inform that we are commencing a cash takeover bid for all of the outstanding shares of Vincor International Inc. (“Vincor”) for C$31.00 per share.

Based on the information available to us, we believe that our offer is both fully priced and the best alternative available to your shareholders in terms of value and certainty. This price is a 39% premium to the closing price on September 8, 2005, the day before I first met with Don and proposed to acquire Vincor.

It has been six weeks since our initial proposal to acquire Vincor. You have rejected our efforts to complete a negotiated transaction. Our financial advisors have spoken with your financial advisors and the path forward remains unclear. If a process exists, we have been excluded from it. If you have provided information to other parties, we are entitled to the same information. Given the absence of any progress, we feel compelled to make our offer available directly to your shareholders, so they can accept this opportunity to realize superior, immediate and certain value for their shares.

We disagree with a significant amount of the information contained in the investor presentation that you have disclosed on your web site. In particular, we disagree with your assertion that Constellation, or any other buyer for that matter, would be able to realize synergies of up to C$150 million. In our view, the so-called synergies that you have outlined are completely unrealistic.

We remain very concerned that your assertions regarding prospective synergies, when combined with the prospects of a drawn-out search for alternatives, may destabilize your workforce, key distributor relationships and other business partners. If this prolonged period of uncertainty causes a decrease in the value of the business, and our offer has not been accepted before it expires, we may not be willing to continue to offer C$31.00 per share to your shareholders.

We believe that it is in the best interests of your shareholders, suppliers, customers, business partners and employees to eliminate this uncertainty as quickly as possible. We feel strongly that we are the best buyer for Vincor. We have attached a presentation to this letter which will be posted on our web site that elaborates on the points set forth herein. If you have any questions about our offer, or if you wish to discuss how we can conclude a transaction that is in the best interests of your shareholders, please do not hesitate to call me.

Sincerely,

Richard Sands
Chairman of the Board
and Chief Executive Officer
Constellation Brands, Inc.

CC: Members of the Vincor Board of Directors

About Constellation
Constellation Brands, Inc., is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao, Black Velvet, Fleischmann’s, Mr. Boston, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Stowells, Blackthorn, Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Alice White, Ruffino, Robert Mondavi Private Selection, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Simi and Robert Mondavi Winery brands. For additional information about Constellation, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Constellation’s control, that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Constellation undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. There can be no assurance that any transaction between Constellation and Vincor will occur, or will occur on the timetable contemplated hereby. For additional information about risks and uncertainties that could adversely affect Constellation’s forward-looking statements, please refer to Constellation’s Annual Report on Form 10-K for the fiscal year ended February 28, 2005 and Constellation’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2005.

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